Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS FIRST QUARTER RESULTS

Richmond, Va., April 23, 2013 - Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $9.0 million and earnings per share of $0.36 for its first quarter ended March 31, 2013. The quarterly results represent an increase of $1.1 million, or 13.4%, in net income from the same quarter of the prior year and a decrease of $459,000, or 4.9%, from the quarter ended December 31, 2012. Reported earnings per share of $0.36 for the current quarter increased $0.05, or 16.1%, from the prior year’s first quarter and declined $0.01 from the most recent quarter.

“Union First Market Bankshares delivered another solid quarter of financial results for our shareholders as we remain committed to achieving top quartile financial performance and providing our shareholders with above average returns on their investment over the long term,” said G. William Beale, chief executive officer of Union First Market Bankshares. “While the macroeconomic climate remained uneven during the quarter, the Company’s growth strategy and efforts to improve financial performance continued to deliver results. Our community bank segment reported earnings growth on a linked quarter and year-over-year basis driven by continued loan and deposit growth, asset quality improvements as well as incremental results from our efficiency ratio improvement efforts. The Company’s mortgage banking segment reported lower earnings as compared to the prior quarter’s record quarterly earnings levels driven by seasonally lower mortgage loan originations and the impact of our proactive efforts to improve the mortgage segment’s operating capabilities and profitability which are expected to deliver bottom line benefits in the second half of 2013. Union increased the Company’s dividend for the fourth consecutive quarter and repurchased 500,000 shares as part of our commitment to shareholder returns and effective capital management. Overall, 2013 is off to a solid start and we expect to make additional progress towards our top tier financial performance objectives over the next several quarters.”

Select highlights:

•

The Company earned a Return on Average Equity (“ROE”) of 8.32% for the quarter ended March 31, 2013 compared to ROE of 7.51% and 8.41% for the same quarter of the prior year and the fourth quarter of 2012, respectively.

•

The Company earned a Return on Average Assets (“ROA”) of 0.90% for the quarter ended March 31, 2013 compared to ROA of 0.82% and 0.93% for the same quarter of the prior year and the fourth quarter of 2012, respectively.

•

Loan demand continued to improve with an increase in average loans outstanding of $136.0 million, or 4.8% from March 31, 2012 to March 31, 2013. From the quarter ended December 31, 2012, average loans increased $30.7 million, an annualized growth rate of 4.2%.

•

Average deposit balances increased $116.8 million, or 3.7% from March 31, 2012 to March 31, 2013. From the quarter ended December 31, 2012, average deposits increased $32.1 million, an annualized growth rate of 3.9%. In addition, the Company added 1,034 core household accounts during the quarter, an annualized growth rate of 3.5% from March 31, 2012 and 4.4% from year end.

•

Nonperforming assets (“NPAs”) decreased $21.2 million, or 26.5%, compared to the same period a year ago and decreased $100,000, or 0.2%, from the fourth quarter of last year. NPAs as a percentage of total outstanding loans declined 84 basis points from 2.82% a year earlier and 1 basis point from 1.99% last quarter to 1.98%.

- more -

•

During the first quarter, the Company’s Board of Directors authorized a share repurchase program to purchase up to 750,000 shares of the Company’s common stock on the open market or in private transactions. In March, the Company repurchased and retired 500,000 shares under this authorization.

NET INTEREST INCOME

	Three Months Ended
	Dollars in thousands
	03/31/13	12/31/12	Change		03/31/12	Change
Average interest-earning assets	$3,735,926	$3,732,684	$3,242		$3,578,513	$157,413
Interest income (FTE)	$44,543	$46,272	$(1,729)		$46,919	$(2,376)
Yield on interest-earning assets	4.84%	4.93%	(9	) bps	5.27%	(43	) bps
Average interest-bearing liabilities	$2,956,261	$2,944,086	$12,175		$2,908,822	$47,439
Interest expense	$5,532	$6,023	$(491)		$7,527	$(1,995)
Cost of interest-bearing liabilities	0.76%	0.81%	(5	) bps	1.04%	(28	) bps
Cost of funds	0.60%	0.64%	(4	) bps	0.83%	(23	) bps
Net Interest Income (FTE)	$39,011	$40,250	$(1,239)		$39,392	$(381)
Net Interest Margin (FTE)	4.23%	4.29%	(6	) bps	4.44%	(21	) bps
Net Interest Margin, core (FTE) (1)	4.18%	4.22%	(4	) bps	4.28%	(10	) bps

(1)	The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

On a linked quarter basis, tax-equivalent net interest income was $39.0 million, a decrease of $1.2 million, or 3.1%, from the fourth quarter of 2012. This decrease was principally due to the impact of the lower day count (approximately $870,000) and lower net interest margin in the current quarter. The first quarter tax-equivalent net interest margin declined by 6 basis points to 4.23% from 4.29% in the previous quarter. The change in net interest margin was principally attributable to the continued decline in net accretion on the acquired net earning assets (2 bps) and lower investment and loan yields outpacing the reduction in the cost of interest-bearing liabilities (4 bps). Loan yields continued to be negatively affected by the low rate environment as new and renewed loans were originated and repriced at lower rates. Yields on investment securities were impacted by faster prepayments on mortgage-backed securities and lower reinvestment rates during the quarter, offset by a shift in mix from taxable securities to higher yielding tax-exempt securities. The cost of interest-bearing liabilities declined during the quarter driven by the continued shift in mix from time deposits into low cost deposit categories.

For the three months ended March 31, 2013, tax-equivalent net interest income decreased $380,000, or 1.0%, when compared to the same period last year. The tax-equivalent net interest margin decreased by 21 basis points to 4.23% from 4.44% in the prior year. The decline in net interest margin was principally due to the continued decline in accretion on the acquired net earning assets (11 bps) and declines in earning asset yields exceeding the reduction in interest-bearing liabilities rates paid (10 bps). Lower earning asset interest income was principally due to lower yields on loans as new and renewed loans were originated and repriced at lower rates, faster prepayments on mortgage backed securities, and cash flows from securities investments reinvested at lower yields. The decline in the cost of interest-bearing liabilities from the prior year’s first quarter was driven by a shift in mix from time deposits to low cost deposits, reductions in deposit rates and lower wholesale borrowing costs.

The Company believes that its net interest margin will continue to decline modestly over the next several quarters as decreases in earning asset yields are projected to outpace declines in interest-bearing liabilities rates.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. The 2013 and remaining estimated discount/premium and net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Certificates of Deposit	Investment Securities	Borrowings	Total
For the quarter ended March 31, 2013	$593	$2	$15	$(122)	$488
For the remaining nine months of 2013	1,466	5	—	(367)	1,104
For the years ending:
2014	1,459	4	—	(489)	974
2015	1,002	—	—	(489)	513
2016	557	—	—	(163)	394
2017	172	—	—	—	172
2018	19	—	—	—	19
Thereafter	101	—	—	—	101

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the first quarter, the Company continued to reduce the levels of past due loans, impaired loans, and troubled debt restructurings. Nonperforming assets decreased significantly from the same quarter last year while remaining relatively flat from the prior quarter. Net charge-offs and the related ratio of net charge-offs to total loans decreased from the prior quarter and from the same quarter of the previous year. These reductions demonstrate that the Company’s efforts to manage problem loans have been effective. The allowance to nonperforming loans coverage ratio has continued to increase and is at its highest level since the fourth quarter of 2008. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of residential housing and commercial real estate and the pace at which the local economies in the Company’s operating markets improve.

Nonperforming Assets (“NPAs”)

At March 31, 2013, nonperforming assets totaled $58.9 million, a decline of $21.2 million, or 26.5%, from a year ago and a decrease of $100,000, or 0.2%, from the fourth quarter of last year. In addition, NPAs as a percentage of total outstanding loans declined 84 basis points from 2.82% a year earlier and 1 basis point from 1.99% last quarter to 1.98% in the current quarter.

Nonperforming assets at March 31, 2013 included $23.0 million in nonaccrual loans (excluding purchased impaired loans), a net decrease of $19.4 million, or 45.8%, from March 31, 2012 and a reduction of $3.2 million, or 12.2%, from the prior quarter. The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Beginning Balance	$26,206	$32,159	$39,171	$42,391	$44,834
Net customer payments	(1,715)	(1,898)	(5,774)	(3,174)	(2,778)
Additions	2,694	2,306	2,586	2,568	2,805
Charge-offs	(2,262)	(3,388)	(3,012)	(561)	(1,549)
Loans returning to accruing status	(632)	(840)	(812)	(1,803)	—
Transfers to OREO	(1,258)	(2,133)	—	(250)	(921)

Ending Balance	$23,033	$26,206	$32,159	$39,171	$42,391

The following table presents the composition of nonaccrual loans (excluding purchased impaired loans) and the coverage ratio, which is the allowance for loan losses expressed as a percentage of nonaccrual loans, at the quarter ended (dollars in thousands):

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Raw Land and Lots	$6,353	$8,760	$10,995	$12,139	$13,064
Commercial Construction	4,547	5,781	7,846	9,763	9,835
Commercial Real Estate	2,988	3,018	2,752	5,711	6,299
Single Family Investment Real Estate	2,117	3,420	4,081	3,476	4,507
Commercial and Industrial	2,261	2,036	2,678	4,715	5,318
Other Commercial	190	193	195	231	233
Consumer	4,577	2,998	3,612	3,136	3,135

Total	$23,033	$26,206	$32,159	$39,171	$42,391

Coverage Ratio	149.42%	133.24%	124.05%	104.63%	94.84%

Nonperforming assets at March 31, 2013 also included $35.9 million in OREO, a decrease of $1.8 million, or 4.8%, from the prior year and a net increase of $3.1 million, or 9.5%, from the prior quarter. The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Beginning Balance	$32,834	$34,440	$35,802	$37,663	$32,263
Additions	3,607	2,866	929	3,887	6,593
Capitalized Improvements	30	22	16	23	319
Valuation Adjustments	—	(301)	—	—	—
Proceeds from sales	(877)	(4,004)	(2,071)	(5,592)	(1,485)
Gains (losses) from sales	284	(189)	(236)	(179)	(27)

Ending Balance	$35,878	$32,834	$34,440	$35,802	$37,663

The additions to OREO were principally related to commercial real estate, raw land, and closed branch property; sales from OREO were principally related to residential real estate.

The following table presents the composition of the OREO portfolio at the quarter ended (dollars in thousands):

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Land	$9,861	$8,657	$6,953	$6,953	$6,327
Land Development	11,023	10,886	11,034	11,313	11,559
Residential Real Estate	7,467	7,939	9,729	10,431	12,482
Commercial Real Estate	6,749	5,352	5,640	6,085	6,275
Former Bank Premises (1)	778	—	1,084	1,020	1,020

Total	$35,878	$32,834	$34,440	$35,802	$37,663

(1)	Includes closed branch property and land previously held for branch sites.

Included in land development is $9.2 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course, and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset valuations are also evaluated at least quarterly by the Bank’s Special Asset Loan Committee and any necessary write downs to fair values are recorded as impairment.

Past Due Loans

At March 31, 2013, total accruing past due loans were $24.7 million, or 0.83% of total loans, a decrease from $41.0 million, or 1.44% of total loans, a year ago and from $32.4 million, or 1.09% of total loans, at December 31, 2012. The favorable trend in decreased past due loans is a result of management’s diligence in handling problem loans and an improving economy.

Charge-offs

For the quarter ended March 31, 2013, net charge-offs of loans were $2.6 million, or 0.35% on an annualized basis, compared to $2.8 million, or 0.39%, for the same quarter last year and $8.3 million, or 1.11%, for the fourth quarter of 2012. Of the $2.6 million in net charge-offs in the current quarter, $1.9 million, or 73%, related to impaired loans specifically reserved for in the prior period. Net charge-offs in the current quarter included commercial loans of $2.0 million.

Provision

The provision for loan losses for the current quarter was $2.1 million, a decrease of $1.4 million from the same quarter a year ago and a decrease of $1.2 million from the previous quarter. The decline in provision for loan losses in the current quarter compared to the prior periods is driven by improving asset quality and lower levels of net charge-offs. The provision to loans ratio for the quarter ended March 31, 2013 was 0.28% on an annualized basis compared to 0.50% for the same quarter a year ago and to 0.44% last quarter.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) as a percentage of the total loan portfolio, adjusted for acquired loans (non-GAAP), was 1.36% at March 31, 2013, a decrease from 1.77% at March 31, 2012 and 1.40% from the prior quarter. In acquisition accounting, there is no carryover of previously established allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio was 1.16% at March 31, 2013, 1.41% at March 31, 2012, and 1.18% at December 31, 2012. The decrease in the allowance and related ratios was primarily attributable to the charge-off of impaired loans specifically reserved for in prior periods as shown in the following table and improving credit quality metrics:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Loans individually evaluated for impairment	$133,861	$142,415	$161,196	$189,399	$230,789
Related allowance	5,712	6,921	11,438	11,500	11,288
ALLL to loans individually evaluated for impairment	4.27%	4.86%	7.10%	6.07%	4.89%

Loans collectively evaluated for impairment	$2,839,686	$2,824,432	$2,747,314	$2,698,391	$2,610,969
Related allowance	28,703	27,995	28,456	29,485	28,916
ALLL to loans collectively evaluated for impairment	1.01%	0.99%	1.04%	1.09%	1.11%

Total loans	$2,973,547	$2,966,847	$2,908,510	$2,887,790	$2,841,758
Related allowance	34,415	34,916	39,894	40,985	40,204
ALLL to total loans	1.16%	1.18%	1.37%	1.42%	1.41%

The Company continued to see favorable trends in both past due loans and impaired loans during the current quarter. Past due loans have decreased, as previously described, and impaired loans (individually and collectively evaluated for impairment) have declined from $242.7 million at March 31, 2012 and from $155.4 million at December 31, 2012 to $145.7 million at March 31, 2013. The nonaccrual loan coverage ratio improved to the highest level since the fourth quarter of 2008, as it increased to 149.4% at March 31, 2013 from 94.8% the same quarter last year and from 133.2% at December 31, 2012. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

Troubled Debt Restructurings (“TDRs”)

The total recorded investment in TDRs as of March 31, 2013 was $54.7 million, a decline of $45.1 million, or 45.2%, from $99.8 million at March 31, 2012 and a decrease of $8.8 million, or 13.9%, from $63.5 million at December 31, 2012. Of the $54.7 million of TDRs at March 31, 2013, $42.7 million, or 78.1%, were considered performing while the remaining $12.0 million were considered nonperforming. The decline in the TDR balance from the prior quarter is attributable to $3.8 million being removed from TDR status, $6.0 million in net payments, and $900,000 in charge-offs, partially offset by additions of $1.9 million. Loans removed from TDR status represent restructured loans with a market rate of interest at the time of the restructuring, which were performing in accordance with their modified terms for a consecutive twelve month period and that were no longer considered impaired.

The following table shows the Company’s performing and nonperforming TDRs by modification type for the quarter ended (dollars in thousands):

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Performing
Modified to interest only	$2,071	$1,877	$1,437	$2,191	$1,812
Term modification, at a market rate	30,380	38,974	39,195	53,905	75,455
Term modification, below market rate	7,803	8,227	8,911	9,004	8,797
Interest rate modification, below market rate	2,390	2,390	2,390	2,390	—

Total performing	$42,644	$51,468	$51,933	$67,490	$86,064
Nonperforming
Modified to interest only	$1,275	$672	$920	$642	$649
Term modification, at a market rate	2,940	3,653	3,288	3,451	4,290
Term modification, below market rate	7,797	7,666	7,672	8,587	8,804

Total nonperforming	$12,012	$11,991	$11,880	$12,680	$13,743

Total performing & nonperforming	$54,656	$63,459	$63,813	$80,170	$99,807

NONINTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	03/31/13	12/31/12	$	%	03/31/12	$	%
Noninterest income:
Service charges on deposit accounts	$2,272	$2,390	(118)	-4.9%	$2,130	$142	6.7%
Other service charges, commissions and fees	2,807	2,784	23	0.8%	2,572	235	9.1%
Losses (gains) on securities transactions, net	(11)	185	(196)	NM	(5)	(6)	120.0%
Gains on sales of mortgage loans, net of commissions	3,852	5,299	(1,447)	-27.3%	2,766	1,086	39.3%
Gains (losses) on bank premises, net	(296)	(32)	(264)	NM	(31)	(265)	NM
Other operating income	1,211	1,209	2	0.2%	1,045	166	15.9%

Total noninterest income	$9,835	$11,835	$(2,000)	-16.9%	$8,477	$1,358	16.0%

Mortgage segment operations	$(3,856)	$(5,303)	$1,447	-27.3%	$(2,768)	$(1,088)	39.3%
Intercompany eliminations	167	117	50	42.7%	117	50	42.7%

Community Bank segment	$6,146	$6,649	$(503)	-7.6%	$5,826	$320	5.5%

NM - Not Meaningful

On a linked quarter basis, noninterest income decreased $2.0 million, or 16.9%, to $9.8 million from $11.8 million in the fourth quarter. Service charges on deposit accounts and other account fees decreased $95,000 primarily related to lower overdraft and related fees, while gains on securities decreased $196,000 from the prior quarter. Gains on sales of mortgage loans, net of commissions, decreased $1.4 million, or 27.3%, as mortgage loan originations decreased by $63.6 million, or 19.2%, in the current quarter to $268.2 million from $331.8 million in the fourth quarter. Losses on bank premises increased $264,000 largely due to the write down of a former branch location in the current quarter. Excluding mortgage segment operations, noninterest income decreased $503,000, or 7.6%.

For the quarter ended March 31, 2013, noninterest income increased $1.4 million, or 16.0%, to $9.8 million from $8.5 million in the prior year’s first quarter. Service charges on deposit accounts and other account fees increased $377,000, or 8.0%, driven by overdraft and return check fee income, interchange fees and higher brokerage commission volume. Gains on sales of mortgage loans, net of commissions, increased $1.1 million, or 39.3%, due to higher origination volumes, primarily a result of additional loan originators hired in 2012. Losses on bank premises increased $265,000 due to the write down of a former branch location in the current quarter. Excluding mortgage segment operations, noninterest income increased $320,000, or 5.5%, from the same period a year ago.

NONINTEREST EXPENSE

	For the Three Months Ended
	Dollars in thousands
	03/31/13	12/31/12	$	%	03/31/12	$	%
Noninterest expense:
Salaries and benefits	$17,966	$17,620	$346	2.0%	$16,976	$990	5.8%
Occupancy expenses	2,855	3,149	(294)	-9.3%	2,647	208	7.9%
Furniture and equipment expenses	1,845	1,811	34	1.9%	1,763	82	4.7%
OREO and credit-related expenses (1)	574	1,366	(792)	-58.0%	927	(353)	-38.1%
Other operating expenses	10,261	10,390	(129)	-1.2%	9,955	306	3.1%

Total noninterest expense	$33,501	$34,336	$(835)	-2.4%	$32,268	$1,233	3.8%

Mortgage segment operations	$(4,124)	$(4,256)	$132	-3.1%	$(2,702)	$(1,422)	52.6%
Intercompany eliminations	167	117	50	42.7%	117	50	42.7%

Community Bank segment	$29,544	$30,197	$(653)	-2.2%	$29,683	$(139)	-0.5%

NM - Not Meaningful

(1)	OREO related costs include foreclosure related expenses, gains/losses on the sale of OREO, valuation reserves, and asset resolution related legal expenses.

On a linked quarter basis, noninterest expense decreased $835,000, or 2.4%, to $33.5 million from $34.3 million when compared to the fourth quarter. Salaries and benefit expense increased $346,000 primarily due to timing of annual merit increases and seasonal increases in payroll taxes during the first quarter. Conversely, occupancy expenses decreased $294,000 partly due to branch closures previously announced in the fourth quarter. In addition, OREO and credit-related costs decreased $792,000 due to gains of $284,000 recorded during the current quarter compared to a valuation adjustment of $301,000 and seasonal real-estate tax payments in the prior quarter. The Company reviews the carrying value of OREO on a quarterly basis and records valuation reserves as necessary based on current available information. Excluding mortgage segment operations, noninterest expense decreased $653,000, or 2.2%, compared to the fourth quarter.

For the quarter ended March 31, 2013, noninterest expense increased $1.2 million, or 3.8%, to $33.5 million from $32.3 million for the first quarter of 2012. Salaries and benefits expenses increased $990,000 primarily related to the costs associated with the addition of mortgage loan originators and support personnel in 2012 and management incentive payments related to higher earnings. Occupancy expenses increased $208,000 primarily due to the addition of mortgage offices in 2012 and increases in branch lease costs. These increases were offset by lower OREO and credit-related costs of $353,000 from the prior year’s first quarter due to gains on sales of OREO recorded in the current quarter coupled with declines in problem loan related legal fees as asset quality continues to improve. Other operating expenses were higher by $306,000, primarily related to higher customer related printing and postage costs, FDIC assessments, and other miscellaneous costs. Partially offsetting these increases were lower data processing costs, marketing and advertising, and amortization of intangible assets. Excluding mortgage segment operations, noninterest expense decreased $139,000, or 0.5%, compared to the first quarter of 2012.

BALANCE SHEET

At March 31, 2013, total assets were $4.1 billion, a decrease of $44.7 million from December 31, 2012, and an increase of $103.3 million from March 31, 2012. Total cash and cash equivalents were $76.9 million at March 31, 2013, a decrease of $34.3 million from the same period last year, and a decrease of $6.0 million from December 31, 2012. Investment in securities decreased $38.6 million, or 6.2%, from $621.8 million at March 31, 2012 to $583.2 million at March 31, 2013, and decreased $2.2 million from December 31, 2012. Mortgage loans held for sale were $127.1 million, an increase of $53.5 million from March 31, 2012, but a decline of $40.6 million from December 31, 2012.

At March 31, 2013, loans (net of unearned income) were $3.0 billion, an increase of $131.8 million, or 4.6% from March 31, 2012, and an increase of $6.7 million, or 0.2%, from December 31, 2012. Average loans, net of unearned income, increased $136.0 million, or 4.8% from March 31, 2012 to March 31, 2013. From the quarter ended December 31, 2012, average loans increased $30.7 million, an annualized growth rate of 4.2%. The growth in average loans from the prior quarter was concentrated in commercial loans, increasing $25.1 million, and construction loans, increasing $5.7 million.

As of March 31, 2013, total deposits were $3.3 billion, an increase of $96.0 million, or 3.0%, when compared to March 31, 2012, and an increase of $14.0 million from December 31, 2012. Average deposits increased $116.8 million, or 3.7% from March 31, 2012 to March 31, 2013. From the quarter ended December 31, 2012, average deposits increased $32.1 million, an annualized growth rate of 3.9%. Average deposits growth was driven by growth in low cost deposits, which increased $56.6 million, as average balances in time deposit accounts declined $24.5 million during the current quarter.

Net short term borrowing declined as a result of lower loans held for sale funding requirements during the quarter. During the third quarter of 2012, the Company modified its fixed rate convertible Federal Home Loan Bank of Atlanta (“FHLB”) advances to floating rate advances, which resulted in reducing the Company’s FHLB borrowing costs. In connection with this modification, the Company incurred a prepayment penalty of $19.6 million which is being amortized, as a component of interest expense on borrowing, over the life of the advances. The prepayment amount is reported as a component of long-term borrowings in the Company’s consolidated balance sheet.

The Company’s capital ratios continued to be considered “well capitalized” for regulatory purposes. The Company’s ratio of total capital to risk-weighted assets was 14.44% and 14.64% on March 31, 2013 and 2012, respectively. The Company’s ratio of Tier 1 capital to risk-weighted assets was 13.03% and 12.98% at March 31, 2013 and 2012, respectively. The Company’s common equity to asset ratios at March 31, 2013 and 2012 were 10.63% and 10.79%, respectively, while its tangible common equity to tangible assets ratio was unchanged at 8.97% at March 31, 2013 and 2012. During the first quarter, the Company entered into an agreement to purchase 500,000 shares of its common stock from Markel Corporation, the Company’s largest shareholder, for an aggregate purchase price of $9,500,000, or $19.00 per share. The repurchase was funded with cash on hand and the shares were retired. The Company is authorized to repurchase 250,000 shares under its current repurchase program authorization which expires December 31, 2013. Also, the Company paid a dividend of $0.13 per share during the current quarter, an increase of $0.01 per share from the prior quarter and $0.06 per share, or 85.7%, from the same quarter a year ago.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment’s net income of $177,000 for the first quarter represents a decline of $804,000, or 81.8%, from $981,000 in the fourth quarter of the prior year. The linked quarter net income decline was due to reduced mortgage loan origination volumes, lower gains on sale margins as well as increased cost levels associated with enhancing the mortgage segment’s operating capabilities and improving overall profitability levels. Mortgage loan originations declined by $63.6 million, or 19.2%, in the current quarter to $268.2 million from $331.8 million in the fourth quarter driven by seasonally lower mortgage loan origination volumes and lower demand due to increases in mortgage rates in late 2012. As a result of the lower volumes and reduced gain on sale margins, gains on the sale of loans, net of commission expenses, decreased $1.4 million, or 27.3%, to $3.9 million. Refinanced loans represented 52.7% of the originations during the first quarter compared to 57.0% during the fourth quarter.

For the three months ended March 31, 2013, net income of $177,000 for the mortgage segment declined by $57,000 or 23.5% from net income of $234,000 in the same period last year. Originations increased by $84.2 million, or 45.8%, to $268.2 million from $184.0 million in the prior year driven by additions in production personnel in 2012 and lower mortgage interest rates. In early 2012, the Company significantly increased its mortgage loan production capacity by hiring additional loan originators and support personnel. During the current quarter, the Company recorded gains on the sale of mortgage loans, net of commission expenses that were $1.1 million, or 39.3%, higher than the same period last year. Year over year expenses increased $1.4 million, or 53%, due to the personnel additions in 2012 noted above as well as investments made in the current quarter to enhance the mortgage segment’s operating capabilities and to improve overall profitability levels. Refinanced loans represented 52.7% of originations during the first quarter of 2013 compared to 56.5% during the same period last year.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products, and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information is available on the Company’s website at http://investors.bankatunion.com. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol UBSH.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise and are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and savings habits. More information is available on the Company’s website, http://investors.bankatunion.com and on the Securities and Exchange Commission’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended
	03/31/13	12/31/12	03/31/12
Results of Operations
Interest and dividend income	$43,285	$45,183	$45,874
Interest expense	5,532	6,023	7,527

Net interest income	37,753	39,160	38,347
Provision for loan losses	2,050	3,300	3,500

Net interest income after provision for loan losses	35,703	35,860	34,847
Noninterest income	9,835	11,835	8,477
Noninterest expenses	33,501	34,336	32,268

Income before income taxes	12,037	13,359	11,056
Income tax expense	3,054	3,917	3,133

Net income	$8,983	$9,442	$7,923

Interest earned on loans (FTE)	$39,413	$40,981	$40,690
Interest earned on securities (FTE)	5,125	5,286	6,206
Interest earned on earning assets (FTE)	44,543	46,272	46,919
Net interest income (FTE)	39,011	40,250	39,392
Interest expense on certificates of deposit	3,058	3,425	4,029
Interest expense on interest-bearing deposits	3,962	4,362	5,335
Core deposit intangible amortization	1,036	1,188	1,310

Net income - community bank segment	$8,806	$8,461	$7,689
Net income - mortgage segment	177	981	234

Key Ratios
Return on average assets (ROA)	0.90%	0.93%	0.82%
Return on average equity (ROE)	8.32%	8.41%	7.51%
Efficiency ratio (FTE)	68.58%	65.92%	67.41%
Efficiency ratio - community bank segment (FTE)	66.26%	64.93%	66.10%
Efficiency ratio - mortgage bank segment (FTE)	93.25%	74.72%	87.79%

Net interest margin (FTE)	4.23%	4.29%	4.44%
Net interest margin, core (FTE) (1)	4.18%	4.22%	4.28%
Yields on earning assets (FTE)	4.84%	4.93%	5.27%
Cost of interest-bearing liabilities (FTE)	0.76%	0.81%	1.04%
Cost of funds	0.60%	0.64%	0.83%
Noninterest expense less noninterest income / average assets	2.37%	2.21%	2.45%

Capital Ratios
Tier 1 risk-based capital ratio	13.03%	13.14%	12.98%
Total risk-based capital ratio	14.44%	14.57%	14.64%
Leverage ratio (Tier 1 capital to average assets)	10.21%	10.29%	10.34%
Common equity to total assets	10.63%	10.64%	10.79%
Tangible common equity to tangible assets	8.97%	8.97%	8.97%

Per Share Data
Earnings per common share, basic	$0.36	$0.37	$0.31
Earnings per common share, diluted	0.36	0.37	0.31
Cash dividends paid per common share	0.13	0.12	0.07
Market value per share	19.56	15.77	14.00
Book value per common share	17.43	17.30	16.48
Tangible book value per common share	14.43	14.31	13.42
Price to earnings ratio, diluted	13.40	10.71	11.23
Price to book value per common share ratio	1.12	0.91	0.85
Price to tangible common share ratio	1.36	1.10	1.04
Weighted average common shares outstanding, basic	25,063,426	25,809,667	25,931,122
Weighted average common shares outstanding, diluted	25,138,003	25,854,623	25,953,364
Common shares outstanding at end of period	24,859,729	25,270,970	25,944,530

	Three Months Ended
	03/31/13	12/31/12	03/31/12
Financial Condition
Assets	$4,051,135	$4,095,865	$3,947,799
Loans, net of unearned income	2,973,547	2,966,847	2,841,758
Earning Assets	3,726,703	3,752,089	3,606,637
Goodwill	59,400	59,400	59,400
Core deposit intangibles, net	14,742	15,778	19,403
Deposits	3,311,749	3,297,767	3,215,707
Stockholders’ equity	430,773	435,863	426,104
Tangible common equity	356,631	360,652	346,968

Averages
Assets	$4,057,156	$4,058,455	$3,903,758
Loans, net of unearned income	2,965,918	2,935,214	2,829,881
Loans held for sale	156,766	157,177	67,906
Securities	600,262	628,626	642,351
Earning assets	3,735,926	3,732,684	3,578,513
Deposits	3,284,435	3,252,380	3,167,652
Certificates of deposit	1,041,903	1,066,491	1,138,100
Interest-bearing deposits	2,654,919	2,627,741	2,633,059
Borrowings	301,343	316,345	275,763
Interest-bearing liabilities	2,956,261	2,944,086	2,908,822
Stockholders’ equity	437,981	446,604	424,289
Tangible common equity	363,355	370,777	344,447

Asset Quality
Allowance for Loan Losses (ALLL)
Beginning balance	$34,916	$39,894	$39,470
Add: Recoveries	834	340	341
Less: Charge-offs	3,385	8,618	3,107
Add: Provision for loan losses	2,050	3,300	3,500

Ending balance	$34,415	$34,916	$40,204

Components of ALLL:
ALLL for Loans individually evaluated for impairment	$5,712	$6,921	$11,288
ALLL for Loans collectively evaluated for impairment	28,703	27,995	28,916

	$34,415	$34,916	$40,204

ALLL / total outstanding loans	1.16%	1.18%	1.41%
ALLL / total outstanding loans, adjusted for acquired (2)	1.36%	1.40%	1.77%
Net charge-offs / total outstanding loans	0.35%	1.11%	0.39%
Provision / total outstanding loans	0.28%	0.44%	0.50%
Nonperforming Assets
Commercial	$18,456	$23,208	$39,256
Consumer	4,577	2,998	3,135

Nonaccrual loans	23,033	26,206	42,391

Other real estate owned	35,878	32,834	37,663

Total nonperforming assets (NPAs)	58,911	59,040	80,054

Commercial	2,105	3,191	4,435
Consumer	4,082	5,652	7,832

Loans ≥ 90 days and still accruing	6,187	8,843	12,267

Total nonperforming assets and loans ≥ 90 days	$65,098	$67,883	$92,321

NPAs / total outstanding loans	1.98%	1.99%	2.82%
NPAs / total assets	1.45%	1.44%	2.03%
ALLL / nonperforming loans	149.42%	133.24%	94.84%
ALLL / nonperforming assets	58.42%	59.14%	50.22%

	Three Months Ended
	03/31/13	12/31/12	03/31/12
Past Due Detail
Commercial	$1,844	$929	$3,693
Consumer	2,650	3,748	4,801

Loans 60-89 days past due	$4,494	$4,677	$8,494

Commercial	$4,173	$5,643	$8,829
Consumer	9,890	13,195	11,449

Loans 30-59 days past due	$14,063	$18,838	$20,278

Commercial	$3,078	$3,594	$7,071
Consumer	941	971	1,069

Purchased impaired	$4,019	$4,565	$8,140

Other Data
Mortgage loan originations	$268,161	$331,734	$183,975
% of originations that are refinances	52.70%	57.00%	56.50%
End of period full-time employees	1,028	1,044	1,060
Number of full-service branches	90	90	98
Number of full automatic transaction machines (ATMs)	156	155	161

Alternative Performance Measures
Cash basis earnings (3)
Net income	$8,983	$9,442	$7,923
Plus: Core deposit intangible amortization, net of tax	673	772	852
Plus: Trademark intangible amortization, net of tax	22	65	65

Cash basis operating earnings	$9,678	$10,279	$8,840

Average assets	$4,057,156	$4,058,455	$3,903,758
Less: Average trademark intangible	5	82	383
Less: Average goodwill	59,400	59,400	59,400
Less: Average core deposit intangibles	15,221	16,346	20,010

Average tangible assets	$3,982,530	$3,982,627	$3,823,965

Average equity	$437,981	$446,604	$424,289
Less: Average trademark intangible	5	82	383
Less: Average goodwill	59,400	59,400	59,400
Less: Average core deposit intangibles	15,221	16,346	20,010

Average tangible common equity	$363,355	$370,776	$344,496

Cash basis operating earnings per share, diluted	$0.38	$0.40	$0.34
Cash basis operating return on average tangible assets	0.99%	1.03%	0.93%
Cash basis operating return on average tangible common equity	10.80%	11.03%	10.32%

(1)	The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.
(2)	The allowance for loan losses, adjusted for acquired loans (non-GAAP) ratio includes the allowance for loan losses to the total loan portfolio less acquired loans without additional credit deterioration above the original credit mark. Loans with credit deterioration subsequent to being acquired have been provided for in accordance with the Company’s ALLL methodology. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses, adjusted for acquired loans ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company. Therefore, acquired loans without additional credit deterioration above the original credit mark are adjusted out of the loan balance denominator.

Gross Loans	$2,973,547	$2,966,847	$2,841,758
less acquired loans without additional credit deterioration	(447,406)	(474,252)	(571,580)

Gross Loans, adjusted for acquired	2,526,141	2,492,595	2,270,178
Allowance for loan losses	34,415	34,916	40,204
ALLL / gross loans, adjusted for acquired	1.36%	1.40%	1.77%

(3)	As a supplement to GAAP, management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments they allow investors to see clearly the economic impact on the results of Company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2013	2012	2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$52,017	$71,426	$56,971
Interest-bearing deposits in other banks	24,715	11,320	53,878
Money market investments	1	1	179
Federal funds sold	160	155	155

Total cash and cash equivalents	76,893	82,902	111,183

Securities available for sale, at fair value	583,217	585,382	621,751
Restricted stock, at cost	17,956	20,687	20,715

Loans held for sale	127,106	167,698	73,575

Loans, net of unearned income	2,973,547	2,966,847	2,841,758
Less allowance for loan losses	34,415	34,916	40,204

Net loans	2,939,132	2,931,931	2,801,554

Bank premises and equipment, net	83,366	85,409	90,986
Other real estate owned, net of valuation allowance	35,878	32,834	37,663
Core deposit intangibles, net	14,742	15,778	19,403
Goodwill	59,400	59,400	59,400
Other assets	113,445	113,844	111,569

Total assets	$4,051,135	$4,095,865	$3,947,799

LIABILITIES
Noninterest-bearing demand deposits	665,992	645,901	564,811
Interest-bearing deposits:
NOW accounts	459,117	454,150	434,625
Money market accounts	945,273	957,130	904,272
Savings accounts	225,543	207,846	194,473
Time deposits of $100,000 and over	507,972	508,630	541,660
Other time deposits	507,852	524,110	575,866

Total interest-bearing deposits	2,645,757	2,651,866	2,650,896

Total deposits	3,311,749	3,297,767	3,215,707

Securities sold under agreements to repurchase	72,047	54,270	53,043
Other short-term borrowings	—	78,000	—
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	137,364	136,815	155,503
Other liabilities	38,892	32,840	37,132

Total liabilities	3,620,362	3,660,002	3,521,695

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 24,859,729 shares, 25,270,970 shares, and 25,944,530 shares, respectively.	32,869	33,510	34,396
Surplus	168,304	176,635	185,263
Retained earnings	221,330	215,634	195,933
Accumulated other comprehensive income	8,270	10,084	10,512

Total stockholders’ equity	430,773	435,863	426,104

Total liabilities and stockholders’ equity	$4,051,135	$4,095,865	$3,947,799

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31
	2013	2012
	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$39,224	$40,608
Interest on deposits in other banks	5	22
Interest and dividends on securities:
Taxable	2,069	3,456
Nontaxable	1,987	1,788

Total interest and dividend income	43,285	45,874

Interest expense:
Interest on deposits	3,962	5,335
Interest on Federal funds purchased	15	—
Interest on short-term borrowings	54	44
Interest on long-term borrowings	1,501	2,148

Total interest expense	5,532	7,527

Net interest income	37,753	38,347
Provision for loan losses	2,050	3,500

Net interest income after provision for loan losses	35,703	34,847

Noninterest income:
Service charges on deposit accounts	2,272	2,130
Other service charges, commissions and fees	2,807	2,572
Losses on securities transactions, net	(11)	(5)
Gains on sales of mortgage loans, net of commissions	3,852	2,766
Losses on sales of bank premises	(296)	(31)
Other operating income	1,211	1,045

Total noninterest income	9,835	8,477

Noninterest expenses:
Salaries and benefits	17,966	16,976
Occupancy expenses	2,855	2,647
Furniture and equipment expenses	1,845	1,763
Other operating expenses	10,835	10,882

Total noninterest expenses	33,501	32,268

Income before income taxes	12,037	11,056
Income tax expense	3,054	3,133

Net income	$8,983	$7,923

Earnings per common share, basic	$0.36	$0.31

Earnings per common share, diluted	$0.36	$0.31

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(Dollars in thousands)

	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended March 31, 2013
Net interest income	$37,188	$565	$—	$37,753
Provision for loan losses	2,050	—	—	2,050

Net interest income after provision for loan losses	35,138	565	—	35,703
Noninterest income	6,146	3,856	(167)	9,835
Noninterest expenses	29,544	4,124	(167)	33,501

Income before income taxes	11,740	297	—	12,037
Income tax expense	2,934	120	—	3,054

Net income	$8,806	$177	$—	$8,983

Total assets	$4,031,302	$136,238	$(116,405)	$4,051,135

Three Months Ended December 31, 2012
Net interest income	$38,767	$393	$—	$39,160
Provision for loan losses	3,300	—	—	3,300

Net interest income after provision for loan losses	35,467	393	—	35,860
Noninterest income	6,649	5,303	(117)	11,835
Noninterest expenses	30,197	4,256	(117)	34,336

Income before income taxes	11,919	1,440	—	13,359
Income tax expense	3,458	459	—	3,917

Net income	$8,461	$981	$—	$9,442

Total assets	$4,081,544	$187,836	$(173,515)	$4,095,865

Three Months Ended March 31, 2012
Net interest income	$38,038	$309	$—	$38,347
Provision for loan losses	3,500	—	—	3,500

Net interest income after provision for loan losses	34,538	309	—	34,847
Noninterest income	5,826	2,768	(117)	8,477
Noninterest expenses	29,683	2,702	(117)	32,268

Income before income taxes	10,681	375	—	11,056
Income tax expense	2,992	141	—	3,133

Net income	$7,689	$234	$—	$7,923

Total assets	$3,940,249	$83,637	$(76,087)	$3,947,799

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended March 31,
	2013			2012			2011
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$390,315	$2,068	2.15%	$470,052	$3,456	2.96%	$412,512	$3,630	3.57%
Tax-exempt	209,947	3,057	5.90%	172,299	2,751	6.42%	164,928	2,698	6.63%

Total securities (2)	600,262	5,125	3.46%	642,351	6,206	3.89%	577,440	6,328	4.44%
Loans, net (3) (4)	2,965,918	38,215	5.23%	2,829,881	40,091	5.70%	2,812,412	41,592	6.00%
Loans held for sale	156,766	1,198	3.10%	67,906	599	3.55%	54,152	565	4.23%
Federal funds sold	526	—	0.24%	413	—	0.24%	266	—	0.32%
Money market investments	1	—	0.00%	39	—	0.00%	161	—	0.00%
Interest-bearing deposits in other banks	12,454	5	0.16%	37,923	22	0.23%	15,403	5	0.14%

Total earning assets	3,735,926	44,543	4.84%	3,578,513	46,919	5.27%	3,459,834	48,490	5.68%

Allowance for loan losses	(35,546)			(40,022)			(38,765)
Total non-earning assets	356,776			365,267			386,891

Total assets	$4,057,156			$3,903,758			$3,807,960

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$447,522	93	0.08%	$410,070	132	0.13%	$374,756	159	0.17%
Money market savings	949,078	653	0.28%	898,539	997	0.45%	810,573	1,505	0.75%
Regular savings	216,415	158	0.30%	186,351	178	0.38%	160,565	103	0.26%
Time deposits: (5)
$100,000 and over	526,176	1,666	1.28%	555,042	2,110	1.53%	600,932	2,482	1.68%
Under $100,000	515,727	1,392	1.09%	583,058	1,919	1.32%	620,168	2,434	1.59%

Total interest-bearing deposits	2,654,918	3,962	0.61%	2,633,059	5,335	0.82%	2,566,994	6,683	1.06%
Other borrowings (6)	301,343	1,570	2.11%	275,763	2,192	3.20%	291,412	1,908	2.66%

Total interest-bearing liabilities	2,956,261	5,532	0.76%	2,908,822	7,527	1.04%	2,858,406	8,591	1.22%

Noninterest-bearing liabilities:
Demand deposits	629,517			534,593			486,864
Other liabilities	33,397			36,055			30,283

Total liabilities	3,619,175			3,479,469			3,375,553
Stockholders’ equity	437,981			424,289			432,407

Total liabilities and stockholders’ equity	$4,057,156			$3,903,758			$3,807,960

Net interest income		$39,011			$39,392			$39,899

Interest rate spread (7)			4.08%			4.23%			4.46%
Interest expense as a percent of average earning assets			0.60%			0.85%			1.01%
Net interest margin (8)			4.23%			4.44%			4.68%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $15 thousand in accretion of the fair market value adjustments related to acquisitions.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $593 thousand in accretion of the fair market value adjustments related to acquisitions.
(5)	Interest expense on certificates of deposits includes $2 thousand in accretion of the fair market value adjustments related to aquisitions.
(6)	Interest expense on borrowings includes $122 thousand in amortization of the fair market value adjustments related to acquisitions.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.18% for the quarter ending 3/31/13.